Exhibit 3(i).11

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLIMATE MASTER, INC.

TO THE SECRETARY OF STATE OF THE STATE OF DELAWARE:

Climate Master, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A.	The Corporation’s original Certificate of Incorporation was filed under the name HMWI Acquisition Company with the Secretary of State of Delaware on September 9, 1983 and amended on (i) April 30, 1984 pursuant to a Certificate of Amendment of Certificate of Incorporation of the Corporation, and (ii) August 6, 1987 pursuant to a Certificate of Amendment of Certificate of Incorporation of the Corporation.

B.	This Amended and Restated Certificate of Incorporation of the Corporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

C.	In accordance with Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation of the Corporation was (i) approved by the Board of Directors of the Corporation, (ii) submitted to the shareholder of the Corporation for approval, and (iii) duly adopted and approved by the shareholder of the Corporation.

D.	The text of the Certificate of Incorporation of the Corporation is amended hereby and restated to read in full as set forth herein.

FIRST: Name. The name of this corporation is Climate Master, Inc. (hereafter this “Corporation”).

SECOND: Registered Agent. The name and address of the registered agent of this Corporation in the State of Delaware and the address of the registered office of this Corporation in the State of Delaware, which is the same as the address of its registered agent, are:

Capitol Services, Inc.

615 South DuPont Highway

Dover, Delaware 19901

County of Kent

THIRD: Term. The term of this Corporation shall be perpetual.

FOURTH: Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FIFTH: Capital Stock. This Corporation is authorized to issue only one (1) class of shares of capital stock, to be designated “Common Stock.” The total number of shares of Common Stock which this Corporation shall have authority to issue and the par value of each share of Common Stock are as follows:

Total Number Of Shares	Par Value of Each Share	Total Authorized Common Stock
1,000	$1.00	$1,000.00

SIXTH: Internal Affairs. The following constitute provisions for the regulation of internal affairs of this Corporation:

(a) Bylaws. The Bylaws for the governing of this Corporation may be adopted, amended, altered, repealed, or readopted by the Board of Directors at any stated or special meeting of such board or by the written consent of all directors. The powers of such directors in this regard shall at all times be subject to the rights of the shareholders to adopt, alter or repeal such Bylaws at any annual or special meeting of shareholders or by written consent of a majority of the shareholders.

(b) Number of Directors. The number of directors of this Corporation shall be specified in the Bylaws. Election of directors need not be by ballot unless the Bylaws so provide.

(c) Stock. The number of authorized shares of any class or classes of stock may, by amendment to the Corporation’s Amended and Restated Certificate of Incorporation, be increased or decreased, but not below the number of shares of such class or classes then outstanding, by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(d) Contracts. To the extent permitted by law, no contract or transaction between the Corporation and one or more of the Corporation’s directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the Corporation’s directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because the Corporation’s directors or officers or their votes are counted for such purposes.

SEVENTH: Creditors Arrangements. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in the number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: Director’s Liability; Indemnification

(a) Director’s Liability. No director of this Corporation shall be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision will not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, or (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) Indemnification. The Corporation will indemnify and advance litigation expenses to its officers, directors, employees and agents and to persons who are or were serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law and all other laws of the State of Delaware.

NINTH: Amendment. This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section NINTH.

IN WITNESS WHEREOF, Climate Master, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Vice President and attested by its Asst. Secretary this 8th day of December, 2000.

CLIMATE MASTER, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby
Vice President

ATTEST:

/s/ David M. Shear
David M. Shear	Asst. Secretary

4